UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   ENOS, THOMAS L.
   1700 LINCOLN STREET
   DENVER, CO  80203
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   May 15, 2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   NEWMONT MINING CORPORATION
   NEM
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President & Managing Director Newmont Indonesia Limited
6. If Amendment, Date of Original (Month/Day/Year)
   May 28, 2002
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $1.60 par value              |14,853                |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |1,146                 |I               |By 401-K (1)                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option (right to b|immed    |5/17/04  |Common Stock           |780      |$39.50    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|immed    |11/16/04 |Common Stock           |780      |$40.01    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|immed    |5/17/05  |Common Stock           |1,560    |$39.94    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|immed    |11/15/05 |Common Stock           |3,120    |$40.44    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|immed    |5/13/06  |Common Stock           |3,120    |$58.94    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|immed    |11/20/06 |Common Stock           |6,000    |$51.94    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|immed    |5/21/07  |Common Stock           |5,500    |$37.82    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|immed    |11/18/07 |Common Stock           |5,500    |$31.75    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|immed    |1/27/08  |Common Stock           |5,000    |$28.84    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|(2)      |5/19/08  |Common Stock           |7,500    |$28.32    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|(3)      |11/17/08 |Common Stock           |1,875    |$21.69    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|(4)      |1/26/09  |Common Stock           |40,000   |$18.19    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|(5)      |5/15/11  |Common Stock           |6,250    |$21.03    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|(6)      |11/12/11 |Common Stock           |6,250    |$23.67    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|(7)      |5/14/12  |Common Stock           |10,000   |$27.87    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Holdings as of April 30, 2002 in Reporting Person's 401-K
Plan.
(2) This option vests in four equal annual installments beginning on May 19, 1999.
(3) This option vests in four equal annual installments beginning on November 17, 1999.
(4) This option vests in four equal annual installments beginning on January 26, 2000.
(5) This option vests in four equal annual installments beginning on May 15, 2002.
(6) This option vests in four equal annual installments beginning on November 12, 2002.
(7) This option vests in four equal annual installments beginning on May 14, 2003.
(8) Thomas L. Enos has executed a power of attorney, a copy of which has been previously filed, authorizing Ardis Young to execute this Form 3 on his behalf.
SIGNATURE OF REPORTING PERSON
Thomas L. Enos by Ardis Young, Attorney-in-Fact (8)
DATE
September 27, 2002